SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

February 12, 2014

(Date of Report)

PLANDAI BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51206	20-1389815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2226 Eastlake Avenue East #156, Seattle, WA 98102

(Address of principal executive offices)

Registrant's telephone number, including area code: (435) 881-8734

___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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ITEM 5.02 CHANGE IN OFFICERS AND DIRECTORS

On February 12, 2014, the Company accepted the resignation of David Rzepnicki from the Board of Directors. Mr. Rzepnicki had no disagreements with management or the Company related to operations, policies or practices.

To fill the vacancy left by Mr. Rzepnicki’s resignation, the remaining board members appointed Jamen Shively to fill the remainder of the term, which expires at the next annual meeting of shareholders.

Jamen Shively, age 45, has a background in engineering and marketing, with specialties in artificial intelligence, the modeling and optimization of complex networks, and the creation and positioning of new categories of products and services. Jamen founded Diego Pellicer Inc. in 2012, and built the brand from zero to the #1 most recognized brand of cannabis in the world in less than one year. Prior to founding Diego Pellicer, Jamen worked for Microsoft from 2003 - 2009 as the Corporate Strategy Manager, where he focused on the creation and development of new categories of software products and online services. During this time, Jamen also founded and headed the online marketplace for the specialty food industry, Findood, winning first place in the Northwest Entrepreneur Network’s First Look Forum Competition for the top new startup in 2010. Prior to 2003, he headed Shively International Inc., which built and operated both cybercafés and educational computer centers in Mexico. Before founding Shively International, he worked for Cemex in Mexico and was the designer of the Tactical System for Cemex, which, using an artificial intelligence technology which Jamen developed, determines the optimal production and distribution plan for all of Cemex cement products worldwide. Just prior to founding Diego Pellicer Inc., Jamen completed his undergraduate work at U.C. Berkeley in Civil Engineering, and did graduate work at M.I.T. and U.C. Berkeley in Civil Engineering and Materials Science. He is a Fellow of the National Science Foundation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 13, 2014

PLANDAI BIOTECHNOLOGY, INC. By: /s/ Roger Duffield Roger Duffield Chief Executive Officer

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